EXHIBIT 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2009 RESULTS

Philadelphia, PA – April 15, 2009.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the first quarter ended March 31, 2009.

First Quarter Highlights

•	Gross profit improves to 14.5% from 13.5% of net sales
•	Segment income rose 4.0% to $156 million and to 9.3% of net sales from 8.1%
•	Diluted earnings per share improved to $0.25 from $0.17

Net sales in the first quarter were $1,684 million compared to $1,863 million in the first quarter of 2008.  The decrease was primarily due to $189 million from foreign currency translation.  Approximately 71% of net sales were generated outside the U.S. in the first quarter compared to 74% in the same period last year.

First quarter gross profit was $245 million compared to $252 million in the 2008 first quarter.  As a percentage of net sales, gross profit improved to 14.5% in the first quarter from 13.5% in the first quarter last year.  Global beverage can unit volume growth, cost containment initiatives, increased operating efficiencies and product mix partially offset a $29 million increase in pension expense and $29 million of unfavorable foreign currency translation.

Selling and administrative expense in the first quarter was $89 million compared to $102 million in last year’s first quarter reflecting a $10 million benefit from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) improved to $156 million in the first quarter over the $150 million in the 2008 first quarter.  Foreign currency translation decreased segment income by $19 million in the first quarter of 2009 compared to the same period last year.  Segment income as a percentage of net sales expanded to 9.3% in the first quarter of 2009 over 8.1% in the first quarter of 2008.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased with the results of what is our seasonally smallest quarter.  Overall, our businesses and demand for our products held up well and importantly, the quality of earnings was excellent.  We were able to recover appropriate price increases for steel tinplate used in food and aerosol cans, improve operating efficiencies, expand margin to net sales and increase segment income.  Undoubtedly, the economic environment will make 2009 challenging.  However, Crown remains positioned to benefit from its geographically diverse portfolio of metal packaging businesses around the world including the still growing regions of South America, North Africa, the Middle East, China, and Southeast Asia.”

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the first quarter was $61 million compared to $77 million in the first quarter of 2008.  The decrease reflects the impact of lower average borrowing rates, lower average net debt outstanding and foreign currency translation of $5 million.

During the first quarter of 2009, the Company recorded a net charge of $5 million ($0.03 per diluted share) related to the closure of its non-consolidated PET plastic bottle joint-venture in Brazil.  The charge is reflected in equity earnings.  Included within net income in the 2008 first quarter, the Company recorded a net charge of $2 million, or $0.01 per diluted share, for the loss on early extinguishments of debt.

Net income attributable to Crown Holdings in the first quarter was $40 million, a 48% increase over the $27 million in the first quarter of 2008.  Earnings per diluted share in the first quarter grew 47% to $0.25 compared to $0.17 in the 2008 first quarter.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $435 million lower at March 31, 2009 than at March 31, 2008, primarily the result of $329 million in free cash flow generated in the twelve months ended March 31, 2009 and foreign currency translation of $144 million.  Currency translation reduced net debt by $33 million from December 31, 2008.

Debt and cash amounts were:

	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2007
Total debt	$3,398	$3,337	$3,819	$3,437
Cash	296	596	282	457
Net debt	$3,102	$2,741	$3,537	$2,980

Receivables securitization	$204	$234	$231	$272

During the first quarter of 2009, the Company adopted SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements”, and the financial statements included herein present noncontrolling interests (formerly called “minority interests”) in accordance with SFAS 160.

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  The Company believes net debt is a useful measure of the Company’s debt levels.  Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow and net debt can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, April 16, 2009 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (415) 228-5024 or toll-free (888) 810-6802 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on April 23.  The telephone numbers for the replay are (203) 369-0145 or toll free (866) 359-3724 and the access passcode is 2391.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to increase net sales in subsequent quarters, the Company’s ability to benefit from its geographically diverse portfolio and the Company’s ability to continue to grow its business in regions of South America, North Africa, the Middle East, China and Southeast Asia, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Timothy J. Donahue, Executive Vice-President and Chief Financial Officer, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets
and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
    (in millions, except share and per share data)

	Three months ended March 31
	2009	2008
Net sales	$1,684	$1,863

Cost of products sold	1,392	1,558
Depreciation and amortization	47	53

Gross profit (1)	245	252

Selling and administrative expense	89	102
Provision for restructuring	1
Loss from early extinguishments of debt		2
Interest expense	61	77
Interest income	(2)	(3)
Translation and foreign exchange adjustments	4

Income before income taxes	92	74
Provision for income taxes	24	26
Equity (loss)/earnings in affiliates	(5)
Net income	63	48
Net income attributable to noncontrolling interests	(23)	(21)
Net income attributable to Crown Holdings	$40	$27

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.25	$0.17
Diluted	$0.25	$0.17

Weighted average common shares outstanding:
Basic	158,491,731	159,187,316
Diluted	160,753,399	162,371,169
Actual common shares outstanding	159,969,143	160,280,546

                                 (1)  A reconciliation from gross profit to segment income is found on the following page.

Weighted average diluted common shares outstanding for 2008 have been retrospectively adjusted in compliance with FASB Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” and certain 2008 expenses have been reclassified for comparative purposes.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three months ended March 31, 2009 and 2008 follows:

	Three Months Ended March 31
	2009	2008
Gross profit	$245	$252
Selling and administrative expense	89	102
Segment income	$156	$150

Segment Information

	Three Months Ended March 31
Net Sales	2009	2008

Americas Beverage	$409	$433
North America Food	197	185
European Beverage	339	348
European Food	389	488
European Specialty Packaging	81	105
Total reportable segments	1,415	1,559
Non-reportable segments	269	304
Total net sales	$1,684	$1,863

Segment Income

Americas Beverage	$41	$43
North America Food	18	11
European Beverage	57	49
European Food	52	40
European Specialty Packaging	1	1
Total reportable segments	169	144
Non-reportable segments	42	40
Corporate and other unallocated items	(55)	(34)
Total segment income	$156	$150

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31	2009	2008
Assets
Current assets
Cash and cash equivalents	$296	$282
Receivables, net	814	937
Inventories	1,154	1,220
Prepaid expenses and other current assets	167	115
Total current assets	2,431	2,554

Goodwill	1,904	2,264
Property, plant and equipment, net	1,421	1,621
Other non-current assets	845	961
Total	$6,601	$7,400

Liabilities and equity
Current liabilities
Short-term debt	$52	$61
Current maturities of long-term debt	28	32
Accounts payable and accrued liabilities	1,725	1,909
Total current liabilities	1,805	2,002

Long-term debt, excluding current maturities	3,318	3,726
Other non-current liabilities	1,398	1,255

Noncontrolling interests	354	349
Crown Holdings shareholders’ (deficit)/equity	(274)	68
Total equity	80	417

Total	$6,601	$7,400

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31	2009	2008

Cash flows from operating activities
Net income	$63	$48
Depreciation and amortization	47	53
Other, net	(455)	(544)
Net cash used for operating activities (A)	(345)	(443)

Cash flows from investing activities
Capital expenditures	(50)	(33)
Other, net		(7)
Net cash used for investing activities	(50)	(40)

Cash flows from financing activities
Net change in debt	112	283
Other, net	2	9
Net cash provided by financing activities	114	292

Effect of exchange rate changes on cash and cash equivalents	(19)	16

Net change in cash and cash equivalents	(300)	(175)

Cash and cash equivalents at January 1	596	457

Cash and cash equivalents at March 31	$296	$282

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures.  A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2009 and 2008 follows:

Three months ended March 31	2009	2008
Net cash used for operating activities	$(345)	$(443)
Capital expenditures	(50)	(33)
Free cash flow	$(395)	$(476)